AMENDMENT TO RIGHTS AGREEMENT

  This Amendment, dated as of December 27, 1993, is between The Walt Disney Company, a Delaware corporation (the "Company"), and The Bank of New York, a New York banking corporation (the "Successor Rights Agent"), and amends the Rights Agreement, dated as of June 21, 1989 (the "Rights Agreement"), between the Company and Security Pacific National Bank ("SP").

                               RECITALS

  A. Bank of America, as successor in interest to SP (the "Resigning Rights Agent") are currently parties to the Rights Agreement, under which the Resigning Rights Agents serves as Rights Agent.

  B. The Resigning Rights Agent has heretofore delivered to the Company notice of its intent to resign as Rights Agent; the company intends to appoint the Successor Rights Agent to Succeed the Resigning Rights Agent as Rights Agent; the Successor Rights Agent wishes to accept appointment as Successor Rights Agent; and the parties hereto wish to make certain changes to the Rights Agreement to facilitate this succession.

  NOW, THEREFORE, the Company and the Successor Rights Agent agree as follows:

1.        Resigning Rights Agent

  Pursuant to Section 21 of the Rights Agreement, parties acknowledge that the Resigning Rights Agent is resigning as Rights Agent under the Rights Agreement, effective as of 12:00 am, New York time, December 27, 1993. The Company hereby confirms its acceptance of the resignation of the Resigning Rights Agent as Rights Agent and waives the requirement that 30 days notice in writing of such resignation be provided by the Resigning Rights Agent.

2.        Appointment of Successor Rights Agent

  The Company hereby appoints the Successor Rights Agent as successor Rights Agent under the Rights Agreement, effective as of 12:01 a.m. New York time, December 28, 1993, and the Successor Rights Agent hereby accepts such appointment, subject to all the terms and conditions of the Rights Agreement as amended hereby.

3.        Amendments to Rights Agreement

  The parties hereto agree that the Rights Agreement shall be amended as provided below, effective as of the date of this Amendment except as may otherwise be provided below:

  (a) From and after the time that the appointment of the Successor Rights Agent as successor Rights Agent is effective, all references in the Rights Agreement (including all exhibits thereto) to the Resigning Rights Agent as Rights Agent shall be deemed to refer to the Successor Rights Agent as successor Rights Agent. From and after the effective dated of this Amendment, all references in the Rights Agreement to the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment.

  (b) Section 29 of the Rights Agreement is amended by adding the following word at the end thereof: "provided, however, that the rights and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York".

  (c)  The addresses for notice as set forth in Section 25 of the
Rights Agreement are hereby amended to read as follows.
     (i)  The Walt Disney Company
          500 South Buena Vista Street
          Burbank, California  91521
          Attention:  Sanford M. Litvak
                      Executive Vice President - Law and Human Resources

     (ii) Bank of New York
          Stock Transfer Administration
          12th Floor West
          101 Barclay Street
          New York, New York 10286
          Attention:  Susan McFarland

4.   Miscellaneous

  (a) Except as otherwise expressly provided or unless the context otherwise requires, all terms used herein have the meanings assigned to them in the Rights Agreement.

  (b) Each part hereto waives any requirement under the Rights
Agreement that any additional notice be provided to it pertaining to the matters covered by this Agreement.

  (c) This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which counterparts shall together constitute but one and the same document.

  IN WITNESS WHEREOF, the parties have caused this amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first written above.

ATTEST:  [SEAL]

By  /s/ Susan A. McFarland        By  /s/Mario Tassudetti

    Its Assistant Treasurer           Its Vice President
                                  BANK OF NEW YORK


ATTEST:  [SEAL]

By  /s/ Marsha L. Reed            By  /s/ David K. Thompson

    Its Corporate Secretary           Its VP - Asst General Counsel
                                  THE WALT DISNEY COMPANY